Exhibit 12.01

                                  SBARRO, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                           FISCAL YEAR
                                                                           -----------

                                                 2005          2004          2003           2002            2001
                                                 ----          ----          ----           ----            ----
Fixed charges:
Interest expense                                $30,680         $30,694      $31,039       $30,959         $30,950
Rental expense                                   23,109          23,486       23,068        23,424          24,154
                                                 ------          ------       ------        ------          ------
Total fixed charges (1)                         $53,789         $54,180      $54,107       $54,383         $55,104
                                                =======         =======      =======       =======         =======

Earnings available for fixed charges:
Earnings (2)                                   $  3,280        $ (4,644)    $(16,811)      $ 4,447        $(14,574)
Add fixed charges                                53,789          54,180       54,107        54,383          55,104
                                                 ------          ------       ------        ------          ------
Total earnings available for fixed charges      $57,069         $49,536      $37,296       $58,830         $40,530
                                                =======         =======      =======       =======         =======
Ratio of earnings to fixed charges (3)             1.1             0.9          0.7           1.1             0.7
                                                   ===             ===          ===           ===             ===

--------------

(1) Total fixed charges consist of interest and one-third of rent expense (deemed to be a reasonable approximation of the interest factor for rent).

(2)      Earnings  represent income before income taxes and equity in net income
         (loss) of unconsolidated affiliates. (3) The ratio of earnings to fixed charges has been computed based on dividing total earnings available for fixed charges by total fixed charges.